                                                                    EXHIBIT 10.5


                                LICENSE AGREEMENT


         THIS LICENSE AGREEMENT (the "Agreement") is entered into this day of October 8, 2001 between H.O. SYSTEMS, INC., a corporation having its office at 222 West Oglethorpe Avenue, Savannah, GA 31401 ("H.O.") and AMERICAN CELLULAR CORPORATION ("ACC"), a corporation having its principal office at 14201 Wireless Way, Oklahoma City, OK 73134.

         WHEREAS, ACC and its controlled affiliates (collectively, the "Customer") desire to obtain a limited nonexclusive license right to use the H.O. Cellular Information Management System known as H.O. CIMS billing and information management licensed software (the "Licensed Software") as described below, in each and every Cellular Market managed, owned or otherwise operated by Customer;

         WHEREAS, H.O. desires to license the Licensed Software to Customer upon the terms and conditions set forth in the Agreement, for use in each and every Cellular Market managed, owned or otherwise operated by Customer;

         WHEREAS, Customer and H.O. previously entered into a license agreement dated September 23, 1998 (the "Previous Agreement");

         WHEREAS, H.O. and Customer intend for this Agreement to take the place of the Previous Agreement, effective January 1, 2002; and

         WHEREAS, H.O. desires to license the Licensed Software to Customer upon the terms and conditions set forth in this Agreement;

         THEREFORE, in consideration of the above declarations and the covenants and conditions set forth in this Agreement, the parties agree as follows:

         SECTION 1. Grant; Term. In consideration of the payment of a one time license fee of $* (which has already been paid by Customer), H. O. hereby grants to Customer, a nontransferable, nonexclusive license to use the Licensed Software during the term of this Agreement. The initial term of this Agreement will commence January 1, 2002 (the "Effective Date") and will end on December 31, 2003, unless terminated earlier in accordance with the provisions of this Agreement. Thereafter, the term of this Agreement will automatically extend for successive 1 year periods after such anniversary date unless either of the parties notifies the other party in writing at least 90 days prior to such date, or 90 days prior to the end of any such one year extension period as the case may be, that this Agreement will not be so extended. During the term of this Agreement, Customer agrees that H.O. shall be the exclusive provider of billing systems and services for the active telephone, pager, prepaid and data service numbers in service (the "Active Users") managed, owned or otherwise operated by Customer, provided that this exclusivity provision will only apply to (i) Customer's existing cellular markets and any comparably sized cellular markets subsequently swapped by Customer in exchange for such existing markets and (ii) new cellular markets acquired by Customer after the date hereof that are existing H.O. Customers or have less than * Active Users.

---------

* Confidential information has been entitled and filed separately with the Securities and exchange Commission.

         SECTION 2. Limitations on Use. Customer shall use the Licensed Software only on production and test environment Central Processing Units designated by H.O. (the "Designated CPU"). Customer may make one (1) backup copy of the Licensed Software, for backup purposes, which must display the copyright notice and information relating to the proprietary rights as they appear in the Licensed Software. Customer shall not, and shall not allow its employees, agents or any other person to, decompile disassemble, or reverse engineer any portion of the Licensed Software. Customer shall not allow the Licensed Software to be used for time-sharing or service bureau, or any similar purpose. In the event the Designated CPU fails, Customer may use the Licensed Software on another production processing unit at the same location upon notification to H.O.

         SECTION 3. Confidentiality.

                  (a) Both parties acknowledge that they will possess Confidential Information of the other party, including the other party's proprietary or business information, trade secrets as well as, the Licensed Software, and other vital data on each party's business. Each party will use commercially reasonable efforts, but not less stringent than the means that it uses to protect its own confidential information, to prevent the disclosure and to protect the confidentiality of written information received from the other party which is marked or identified as confidential, or which relates to the number of subscribers (collectively, "Confidential Information"). Each party will use Confidential Information received from the other party only in connection with the purposes of this Agreement. The provisions of this Section 3 will not prevent either party from disclosing its own Confidential Information or from disclosing Confidential Information which is (A) already known by the recipient party without an obligation of confidentiality; (B) publicly known or becomes publicly known through no unauthorized act of the recipient party; (C) rightfully received from a third party; or (D) required to be disclosed pursuant to a requirement of a governmental agency or law so long as the disclosing party provides the other party with notice of such requirement prior to any such disclosure. This Section 3 shall survive the termination or expiration of this Agreement.

                  (b) The term "Confidential Information" as used above shall also include any and all terms and provisions of this Agreement, including, without limitation, the pricing terms set forth in or related to this Agreement (the "Pricing Terms"). In addition to Customer's obligations set forth in
Section 3(a) above, Customer shall at all times use its best efforts to prevent the disclosure and protect the confidentiality of the Pricing Terms. Customer shall not disclose any Pricing Term or aspect thereof whatsoever to any person whatsoever unless (i) expressly authorized in writing by H.O., or (ii) Customer is legally compelled to make such disclosure and Customer has furnished H.O. prompt notice of such fact (so that H.O. may seek an appropriate protective order or other remedy) and a written opinion of its counsel reasonably acceptable to H.O. opining that Customer is required to make such a disclosure or else stand liable for contempt or suffer other material censure or material penalty. In the event disclosure is permitted under clause (ii), Customer shall use its best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

                  (c) Each party agrees to indemnify and hold the other party harmless from any damages, loss, cost, or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by such party or its employees or agents of the Confidential Information or other violation of this Section 3. In addition, because an award of money damages (whether pursuant to the foregoing sentence or otherwise) would be inadequate for any breach of this Agreement by either party or its employees or agents and any such breach would cause the other party irreparable harm, each party also agrees that, in the event of any breach or threatened breach of this Agreement, the other party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. No right or remedy conferred upon either party by any provision of this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or thereafter existing at law or in equity or otherwise.

         SECTION 4. Warranty. H.O. warrants that it has the power and authority to grant this License to Customer and that the Licensed Software will be free from material errors. H.O. also warrants that the Licensed Software will perform substantially in compliance with the specifications of the cellular telephone industry standards applicable to the services to be performed, including roaming clearinghouse standards for the processing of roaming records as promulgated from time to time contained in the software. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY.

         SECTION 5. Installation and Training:

                  (a) H.O. shall provide initial training, free of charge, for each new market at each new cluster or call center acquired by Customer, or where deemed appropriate by Customer and H.O., in the operation and use of the Licensed Software and associated systems either at the Customer's site or in Savannah, Georgia, as requested by Customer. Reasonable out of pocket expenses, such as travel, meals and lodging, shall be paid by Customer. Training shall consist of the following:

                           o Installation and optimization of all computer network components.

                           o Understanding accounting, monthly; and daily reports.

                           o        Administration of A/R collection procedures.

                           o        Work order, payment, and adjustment
                                    processing.

                           o        Switch Manager (if applicable).

                           o        Table updates and changes.

                           o        Roamer distribution (incollects and
                                    outcollects).

                           o        Documentation.

                  (b) Any additional training, after the initial training described above, requested by Customer shall be at the hourly rate of $*. The Customer shall reimburse H.O. for all reasonable out of pocket expenses, such as travel, meals and lodging, incurred by H.O. in connection with any additional training requested by Customer.

         SECTION 6. License Fees.

                  (a) In consideration for the Licensed Software and the other services provided by H.O. hereunder, H.O. shall invoice Customer on a monthly basis following the final bill run for each month, a license and maintenance fee equal the product of: (x) the number of Active Users for such month in each of the tiers below, times (y) the applicable rate for such tier for such month, which will be the following:

                                                                                           500,001
                                                                   0 to 500,000            or more
                               Period                              Active Users          Active Users
                               ------                              ------------          ------------

           January 1, 2002 - December 31, 2002                        $*                  $*
           January 1, 2003 - December 31, 2003                         *                   *
           (volume discounts are tiered and not cumulative)

                  (b) During the term of this License Agreement, the license and maintenance fee shall not be less than $* per month.

                  (c) Notwithstanding the foregoing pricing, so long as H.O. is providing billing services for * or more Active Users in any month, the average maintenance fee per Active User charged to Customer hereunder in any month will not be more than the average maintenance fee charged to any other like-sized organization for a contract with a two-year term or less.

                  (d) For the avoidance of doubt, "tiered" volume discounts means that if, for example, H.O. provides bills for 1,400,000 Active Users during the month of January, 2003, the monthly license fee pursuant to subparagraph (a)(i) above will be: *.

                  (e) Effective on each January 1 beginning January 1, 2003, upon not less than 60 days notice H.O. will be entitled to an annual increase of the license and maintenance fees and hourly charges hereunder by an amount equal to 50% (or such larger percentage as mutually agreed) the percentage increase in the Consumer Price Index for the 12 months ended through the immediately preceding September 30.

                  (f) For purposes of calculating the license and maintenance fees hereunder, an Active User that uses both telephone and data services will only count as one Active User.

                  (g) For purposes of calculating the number of Active Users and amount of license fees hereunder, Customer's Active Users will be aggregated with the Active Users for whom H.O. is providing services to under the similar License Agreement dated the date hereof between H.O. and Dobson Communications Corporation, an affiliate of Customer.

----------

* Confidential information has been entitled and filed separately with the Securities and exchange Commission.

         SECTION 7. Maintenance and Support.

                  (a) The license fee covers all updates and modifications to the Licensed Software as requested by Customer which H.O. furnishes without charge to all Customers of the Licensed Software (software releases).

                  (b) Maintenance shall be performed from remote location through the use of one, or more if necessary, frame relay or equivalent connection to H.O. offices. H.O.'s out-of-pocket expenses for such frame relay and network connections shall be passed through to, and paid for by, Customer. All updates and modifications will be furnished in operable condition. The license fee does not cover "customizations." Customizations are substantial modifications to the Licensed Software made on behalf of the Customer and not furnished to all other H.O. clients. Customizations, if feasible, shall be made at Customer's written request, at the rate of $* per person-hour. Customer shall not make any modifications or additions to the Licensed Software or derivative works of the Licensed Software without the prior written consent of H.O. H.O. shall not be responsible for maintenance or support of any portion of the Licensed Software affected by modifications, additions, or derivative works made by the Customer. H.O. shall have sole and exclusive rights in and ownership of all additions to, modifications, derivative works, and customizations of the Licensed Software. Customer will afford to the representatives of H.O. access, during normal business hours, to Customer's premises sufficient to enable H.O. to inspect, repair, replace or remove any equipment or other assets of H.O. installed or otherwise present on Customer's premises.

                  (c) H.O. Software shall provide roaming distribution for Customer at no additional charge. Roaming distribution is considered the processing of Customer outcollects, timely delivery of those records to the appropriate clearinghouse, and timely delivery of incollects as they are received from the appropriate clearinghouse for inclusion in Customer's monthly billing process. Timely is defined as the submission of outcollect messages to the appropriate clearinghouse within 30 days of the call occurrence, or the industry standard as defined by Cibernet Corp. of Washington, D.C., whichever is shorter.

                  (d) H.O. Software will contract with a third party vendor for print and mail services for Customers' monthly bill processing (including postage, printing, stuffing, mailing, micro fiche/CD Rom). Customer may also transmit dunning messages to the printing vendor supplying print and mail services. Upon receipt of the printer's bill image tape or electronic transmission from Customer, H.O. guarantees a turnaround time of three (3) days if the tape or electronic transmission is in readable format. In the event H.O. is unable to arrange for the provision of printing services, Customer shall, in addition to any other rights it may possess, have the right to contract directly with any third party, including H.O.'s vendor, for printing services. All costs associated with this Paragraph 7(d) shall be the responsibility of the Customer.

                  (e) Customer will be responsible for the costs of all necessary (i) computer hardware specified by H.O. and agreed with Customer that is deployed after the date of execution of this Agreement (except for the S85 risc6000 system that will be used for porting sys025 to the AIX environment, which will be paid for by H.O. and remain H.O.'s property), (ii) operating systems and other software and tools (including upgrades) used to provide billing services on either Customer's or H.O.'s equipment to Customer's Active Users after the date of

----------

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

execution of this Agreement and (iii) 50% of hardware maintenance costs for H.O.-owned equipment and 100% of hardware maintenance costs for Customer-owned equipment. The right to title of ownership of such hardware and software shall be retained by Customer. H.O. will retain title to hardware and software previously purchased by it and will have the right to reclaim its field equipment after Customer's hardware is operational or at the termination of this Agreement. The computer hardware shall include the Designated CPU; printer; necessary tape drive devices; I/O terminal device server for remote offices and a high-speed modem for maintenance communications. H.O. will not provide cables or cabling services, back up tapes, terminals or paper stock for reports and/or dunning notices. Customer shall be responsible for the maintenance, repair, upgrades, and replacement of the computer hardware owned by it in the event of failure or factory defects (excluding misuse, abuse, neglect, or natural disaster) during the term of this Agreement. H.O. will use best efforts to assist Customer in the maintenance, repair upgrades and replacement of computer hardware owned by Customer. If Customer is unable to provide the necessary maintenance, H.O. will dispatch, at Customer's expense, its own support personnel or contracted support personnel. Within 60 days after the execution of this Agreement, H.O. and Customer will develop a mutually acceptable capital expenditure plan, which will be periodically reviewed and updated by the parties.

                  (f) H.O. and Customer will maintain enough memory (RAM) and disk drive space to provide online retrieval of six (6) months call detail and 12 months account level detail inclusive of memos and work orders. Postage and shipping charges shall be paid by the shipping party in all cases for the shipment of repaired or replacement parts. All costs arising from the maintenance, repair or replacement of the hardware owned by Customer or H.O. resulting from lightning, electrical surges or Acts of God shall be the responsibility of the Customer.

                  (g) H.O. will provide the support resources described in Addendum A. The Licensed Software will comply with the performance standards set forth in Addendum B. In addition, H.O. agrees to that it will undertake the projects listed on Addendum C and complete such projects by the dates listed thereon.

         SECTION 8. Limitation of Liability. H.O.'s LIABILITY FOR ALL DAMAGES OCCURRING UNDER THIS AGREEMENT FROM ANY CAUSE OF ACTION WHATSOEVER EXCEPT INTENTIONAL, WILLFUL MALFEASANCE SHALL NOT EXCEED THE AVERAGE OF THE THREE PREVIOUS MONTHS MAINTENANCE FEES PAID BY CUSTOMER. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED HEREIN, H.O. SOFTWARE SHALL IN NO WAY BE LIABLE FOR LOST PROFITS, LOST COMPUTER TIME, OR ANY OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES. THE OCCURRENCE OF ANY LOSS REIMBURSED TO CUSTOMER UNDER THIS PROVISION SHALL BE IN THE FORM OF CREDITS AGAINST OUTSTANDING INVOICE BALANCES DUE TO H.O.

         SECTION 9. Infringement Indemnity. Notwithstanding anything to the contrary in this Agreement, H.O. will, at its own expense, defend any action brought against Customer to the extent such action is based on a claim that the Licensed Software, used within the scope of the license granted herein, infringes a copyright perfected under United States statute, infringes a patent granted under United States law, or constitutes an unlawful disclosure, use, or misappropriation of another party's trade secrets or similar property right. H.O. will bear the expense of such defense and pay any damages and attorneys' fees finally awarded by a court of competent jurisdiction which are attributable to such claim, provided that Customer notifies H.O. promptly in writing of the claim, and allows H.O. to fully direct the defense or settlement of such claim. H.O. will not be responsible for any settlement or compromise made without its consent. Should the Licensed Software, or any component thereof, become, or in H.O.'s reasonable opinion, be likely to become, the subject of a claim subject to the provisions of this Section 9, then H.O. may, at its option, (i) use commercially reasonable means to procure for the Customer the right to continue using the Licensed Software so that it becomes non-infringing provided that the level of services rendered to Customer will be materially equivalent to the services rendered prior to such replacement or modification or (ii) terminate any further obligations of Customer to use the Licensed Software.

         SECTION 10. No Transfer or Export. Customer shall not assign, sub license or otherwise transfer, in whole or in part, this Agreement or any license or right granted hereunder, and Customer shall not permit any such assignment, sublicense or other transfer except (i) to a wholly owned subsidiary of Customer upon written notice to H.O. or (ii) with H.O.'s prior written consent, which consent will not be withheld if the transfer is made in connection with the sale of a FCC license owned by Customer and the transfer relates only to the Active Users of the jurisdiction covered by such FCC license. In such event, Customer or transferee will pay H.O. for reasonable out-of-pocket expenses and technical support (at a rate of * per hour) in connection with the implementation of such transfer. H.O. may at its sole discretion assign or otherwise transfer its rights and obligations under this Agreement to any third party that is reasonably capable of performing H.O.'s obligations hereunder, whether or not affiliated with H.O., upon notice to Customer of such assignment or transfer, with such assignment or transfer being effective as of the date specified in such notice. Customer shall not export the Licensed Software outside of the United States without the prior written consent of H.O.

         SECTION 11. Default and Termination.

                  (a) In the event that either party hereto materially defaults in the performance of any of its duties or obligations hereunder (excluding defaults relating to the items covered in Section 7 (g), which remedies are covered in the related Addendums), which default shall not be substantially cured within 45 days after written notice is given to the defaulting party specifying the default, or, with respect to any default which cannot be reasonably cured within 45 days, if the defaulting party fails to proceed within 45 days to commence curing said default and thereafter to proceed expeditiously to substantially cure the same, then the party not in default may, by giving written notice thereof to the defaulting party, terminate this Agreement as of a date specified in such notice of termination.

                  (b) Upon termination of the Agreement pursuant to Section 3 or
Section 11(a), the License granted hereunder shall cease and Customer shall immediately destroy the Licensed Software and any related materials, equipment or other assets, unless H.O. requests, in writing, the return of any such materials. In this event, such materials shall be immediately returned. Customer shall furnish H.O. with a written certificate stating that the original Licensed Software and any backup copies of the Licensed Software in the Customer's possession have been destroyed.

----------
* Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

         SECTION 12. General. This Agreement shall constitute the entire agreement between the parties and, effective as of the Effective Date, supersedes the Prior Agreement (except for Section 7(e), which will be effective immediately). This Agreement shall be binding on the parties and their respective successors and assigns. The parties acknowledge that this Agreement shall remain in full force and effect in accordance with its terms notwithstanding any merger or sale of Customer or H.O. with or into any other person. This Agreement shall not be modified except by written document signed by both parties. This Agreement shall be governed by the laws of the State of Georgia. Any waiver of any breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. If any provisions of this Agreement are held invalid or unenforceable, the validity and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         SECTION 13. Sales and Transfers of Active Users. The parties acknowledge that this Agreement shall remain in full force and effect in accordance with its terms notwithstanding any change of control or merger of such party with or into any other person. If Customer shall merge with a third party or become acquired by a third party, H.O. shall continue to provide services under this Agreement with respect to the Active Users in all of Customer's markets (e.g., MSA's and RSA's) immediately prior to the merger or sale.

         SECTION 14. Employee Hiring. H.O. and Customer agree that each other's employees shall not be hired, induced or otherwise persuaded to become an employee or agent of the other without the written consent of the other party

         SECTION 15. Escrow of Software. H.O. Software shall contract with a third party (the "Escrow Provider") for the on-going storage and protection of the source code and related documentation for the Licensed Software and other products made available to Customer under this Agreement. The Escrow provider shall be mutually agreed to by H.O. Software and the Customer. Immediately following the execution of the escrow contract, H.O. shall deposit with the Escrow Provider a copy of the source code and related documentation for the release or releases of the Licensed Software being made available to the Customer. Further, as additional versions of the Licensed Software are created and issued by H.O., H.O. will provide copies of source code and related documentation to the Escrow Provider within 30 days of the new version being utilized by the Customer. The term of the escrow contract shall coincide with the term of this Agreement. The escrow contract will be established such that deposited materials may only be released to the Customer under the following conditions:

                  o H.O. or any subsequent acquirer of H.O. ceases operations as a provider of the Licensed Software; or

                  o        H.O. ceases to provide maintenance as defined in
                           Section 7 for a period of 12 consecutive months.

It is understood that the release of deposited materials shall be solely to allow the Customer to continue using the Licensed Software for the originally intended purposes as defined elsewhere in this Agreement. Under no circumstances will the release of deposited materials to Customer be for any purpose other than for Customer to use for internal processing of the Customer's transactions.

         SECTION 16. Relationship of the Parties. The relationship of the parties is that of licensor and licensee. Nothing herein is intended or will be construed to establish any agency, partnership or joint venture relationship between the parties.

         SECTION 17. Notices. Notices under this Agreement will be in writing and will be given or made by delivery in person, by courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested). Notices shall be effective on the date received. Notices sent by registered or certified mail shall be deemed received on the date of delivery as indicated on the return receipt; notices sent by facsimile will be deemed received on the date transmitted. Either party may change its address and the related information for notice by written notice given to the other party in accordance with this paragraph.

                  To H.O.:      H.O. System, Inc.
                                222 West Oglethorpe Ave.
                                Savannah, GA 31401
                                Attention: S. Hart Williford
                                Fax: 912-527-4011
                                with a copy to:

                                LiveWire Corporation
                                711 Westchester Avenue
                                White Plains, NY 10604
                                Attention: Stuart Rosenstein
                                Fax: 914-422-0055

                  To Customer:  American Cellular Corporation
                                c/o Dobson Communications Corporation
                                14201 Wireless Way
                                Suite 200
                                Oklahoma City, OK 73134
                                Attention: R. Thomas Morgan
                                Fax: 405-529-8791

                                With a copy to:

                                American Cellular Corporation
                                c/o Dobson Communications Corporation
                                14201 Wireless Way
                                Suite 200
                                Oklahoma. City, OK 73134
                                Attention: Ron Ripley
                                Fax: 405-529-8765

         SECTION 18. Press Releases. Neither party will release any public statements or press releases concerning the provisions of this Agreement without the consent of the other party (or except as required by applicable securities or other laws or regulations).

         Customer represents that it has read this Agreement and understands and agrees to all terms and conditions stated herein.

                                        ACCEPTED:

                                        H.O. SYSTEMS, INC.



                                        By: /s/ S. Hart Williford
                                            -----------------------------------
                                            Name:  S. Hart Williford
                                            Title: President

                                        AMERICAN CELLULAR CORPORATION



                                        By: /s/ G. Edward Evans
                                            -----------------------------------
                                            Name:  G. Edward Evans
                                            Title: Vice President

                                                                      ADDENDUM A


During the term of the Agreement, H.O. agrees to provide two on-site representatives to be trained in Savannah for assignment in Oklahoma City. Salary and expenses of such on-site representatives will be paid for by Customer, but in no event more than * per year in the aggregate. Benefits and moving expenses will be paid by H.O.

----------
* Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

                                                                      ADDENDUM B


                              Performance Standards

Effective January 1, 2002, the following performance standards shall apply to H0
- CIMS software that is operated in a Risc 6000/AIX (or later generation product) environment that is certified by H.O.

Section 1. System Performance.

         (a) The system will process CDR ratings and ball calculations at an average rate of not less than 20,000 Active Users per hour per bill cycle. If there are more than three impacted bill cycles during any 45-day period that do not meet the foregoing standard, then the license and maintenance fee for the month during which the fourth (or more) impacted bill cycles occur will be reduced by an amount equal to (i) * of the average license and maintenance fee per Active User for such month, multiplied by (ii) the number of Active Users in the fourth and any other additional impacted cycle during such month.

         (b) System availability will be defined as the time that online users have access to the system. The system will be available a minimum of 18 hours a day, 7 days a week with the exception of system maintenance time. If there are more than three occasions where this system availability standard is not met, then the license and maintenance fee for such month will be reduced by (i) * of the average license and maintenance fee per Active User for such month, multiplied by (ii) the number of Active Users processed on the affected server.

Section 2. System Maintenance.

         (a) System maintenance windows will be available to H.O. each Saturday beginning after the affected markets have closed retail operations and the daily processes have been completed, and lasting until 8:00 a.m. Sunday morning in the time zone of the affected markets. This window will not be used on days with scheduled bill runs. However, if reasonably required, Customer will work to allow maintenance at an alternative time.

         (b) Database maintenance will be accomplished monthly on or about the last calendar day of each month after the affected markets have closed retail operations and the daily processes have been completed. This maintenance will include the following events:

                           o        Reorgs

                           o        Data archiving

                           o        System reboots

                           o        Other events to be agreed by H.O. and Dobson


----------
* Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

         (c) New code development will be on Sundays and Thursdays, beginning after the affected markets have closed retail operations and the daily processes have been accomplished and in coordination with Customer's user acceptance testing approval. System critical fixes will be delivered for immediate release to production with the approval of the manager of Revenue Assurance or the manager of Customer Applications at Customer.

         (d) Within 30 days of execution of this License Agreement, the parties will agree upon a SLA regarding the time frame in which trackers are identified and resolved.

                                                                      ADDENDUM C

                             DOBSON MASTER SCHEDULE

PROJECT                                                                               TARGET COMPLETION DATE
-------                                                                               ----------------------
seedSUITE GUI - POS Phase 2 UAT                                                                     01/31/02
speedSUITE GUI - CARE Phase 1 UAT                                                                   01/31/02
AIX environment sys025                                                                            10/30/2001
Single Image available for UAT                                                                     10/4/2001
Single Image implementation 40/48*                                                                   10/9/01*
Single Image implementation 40/48/61/76*                                                            10/17/01*
Single Image implementation 40/48/61/76/25/58*                                                      10/30/01*
AIX Backup Server Implementation                                                                     1/31/02
AIX environment sys058                                                                                2/9/02
Merge/Port sys076 to sys061                                                                           3/9/02
AIX Oracle database for consolidated reporting                                                       3/31/02
Merge/Port sys048 to sys040 on AIX                                                                    5/4/02
AIX unified logical database                                                                         9/30/02
SWITCH PROJECTS
3 Additional HLR switches                                                                      November 2001
CDPD data workorder                                                                                3/31/2002
OTAF                                                                           4 weeks after SMSC configured

*Contingent upon client acceptance


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